EXHIBIT 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Feinstein Kean Healthcare for GTC
Thomas E. Newberry	Biotherapeutics, Inc.
Vice President, Corporate Communications	Francesca DeVellis
(508) 370-5374	(617) 577-8110

GTC BIOTHERAPEUTICS EXPECTS CHMP TO ISSUE NEGATIVE OPINION ON ATryn®

FRAMINGHAM, MA – February 23, 2006 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) announced today that it has been told that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) intends to issue a negative opinion on the market authorization application (MAA) for ATryn®, GTC’s recombinant form of human antithrombin. On the basis of recent conversations, GTC understands that the CHMP, after excluding data from pregnant patients, determined that an insufficient number of surgical patients were enrolled to support approval. In addition, GTC understands that the CHMP has concerns about sufficient immunologic data and the lack of clinical data from ATryn® produced with an additional filtration step. GTC intends to take advantage of the appeal process to request a CHMP re-examination of GTC’s submission.

GTC’s European development and commercialization partner, LEO Pharma A/S, has affirmed that they remain committed to their collaboration with GTC and will continue to pursue the primary goal of development of an acquired deficiency indication for Europe. Acquired deficiency indications represent the most significant market opportunity for the product. GTC and LEO entered into a collaborative development and commercialization agreement for ATryn® in Europe, Canada, and the Middle East in November 2005. GTC is also continuing a multinational study of ATryn® in hereditary antithrombin deficient patients in preparation for submission of a Biologics License Application (BLA) in the U.S. Enrollment is planned to be completed in 2006 and a BLA submitted in the first half of 2007.

“Although we are very disappointed with the late-breaking concerns on the clinical data and the negative opinion, we are pleased by the commitment of LEO Pharma to continue working on further development of this important product in Europe in acquired antithrombin deficiency” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “In addition we remain committed to completing our submission for BLA approval in the US. The US remains a major long term opportunity for ATryn® in a range of hereditary and acquired deficiency indications. It is also important for our transgenic technology platform that the CHMP has not identified to us any significant outstanding issues related to the manufacturing and production control systems for ATryn®.”

Antithrombin is a protein in human plasma that has anticoagulant and anti-inflammatory properties. Patients that have a hereditary deficiency indication are prone to developing blood clots during high-risk procedures, such as surgery and childbirth. Providing supplemental antithrombin during these procedures may prevent the occurrence of DVT’s and other thromboembolic events. Antithrombin supplementation therapy may also be useful in the treatment of patients who acquire temporary antithrombin deficiency during certain clinical situations such as burns, coronary artery bypass surgery, disseminated intravascular coagulation, sepsis, and bone marrow transplant.

Conference Call Information

GTC will discuss this opinion and the status of ATryn® in a web cast conference call at 9:00 a.m. (Eastern) today. The web cast may be heard through GTC’s web site at www.gtc-bio.com. The dial-in number from inside the United States is 1-800-901-5231. The dial-in number from outside the United States is 1-617-786-2961. The participant passcode is 41916712.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. In addition to the ATryn® program, GTC is developing recombinant human alpha-1 antitrypsin, recombinant human albumin, a CD137 antibody as a potential treatment for solid tumors, and a malaria vaccine. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding its expectations for the final CHMP opinion, the development of an acquired deficiency indication with LEO, the ongoing phase III study and preparation of a BLA, and GTC’s request for a CHMP re-examination of the submission. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with regulatory approval and the actions of partners. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.